UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: April 13, 2004

(Date of earliest event reported)

InterTAN, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	1-10062	75-2130875
(State of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

279 Bayview Drive Barrie, Ontario, Canada	L4M 4W5
(Address of principal executive offices)	(Postal Code)

Registrant’s telephone number, including area code: (705) 728-6242

ITEM 5. Other Events and Regulation FD Disclosure

On April 13, 2004, InterTAN, Inc. (“InterTAN”) received another letter from RadioShack Corporation (“RadioShack”) purporting to shorten the term of the Third Amended and Restated Advertising Agreement (the “Advertising Agreement”), the Second Amended and Restated License Agreement (the “License Agreement”) and the Second Amended and Restated Merchandise Agreement (the “Merchandise Agreement,” and together with the Advertising Agreement and the License Agreement, the “RadioShack Agreements”) among InterTAN and RadioShack (and certain of their affiliates). In its letter, RadioShack stated that it was entitled under the terms of the Advertising Agreement to terminate that agreement effective as of December 31, 2004, and that the License Agreement and the Merchandise Agreement contained provisions that would result in termination of those agreements on the same date.

RadioShack has previously sent two other letters to RadioShack taking two different positions on the RadioShack Agreements. In a letter dated March 31, 2004, RadioShack stated that it was shortening the term of the agreements by one year, so that the new expiration date would be June 30, 2009. In a letter dated April 2, 2004, RadioShack stated that it was terminating the agreements effective immediately due to an alleged breach of the Advertising Agreement, but subject to a six-month transition period under the License Agreement. This second letter was followed by a lawsuit seeking to force InterTAN to acknowledge that RadioShack’s purported termination of the Advertising Agreement is effective immediately and that as a result the Merchandise Agreement and the License Agreement have also been terminated.

On April 5, 2004, InterTAN advised RadioShack that it believes the termination of the RadioShack Agreements under the April 2 letter to be invalid and that it will contest the purported termination and the related litigation. Notwithstanding the latest correspondence from RadioShack, InterTAN will continue to take all appropriate actions to protect its rights under the RadioShack Agreements.

An injunction hearing in the litigation had been set for May 7, 2004. InterTAN and RadioShack have agreed to postpone the injunction hearing to May 21, 2004, so that the parties can attempt to resolve all outstanding issues between them at a mediation currently scheduled for May 10, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

InterTAN, Inc.

April 14, 2004	By:	/s/ Jeffrey A. Losch
Jeffrey A. Losch
Senior Vice President
Secretary and General Counsel